Exhibit 99.1

TITAN REPORTS FOURTH QUARTER REVENUE GROWTH OF 15% OVER PRIOR YEAR

Full-Year 2004 Revenues $2.05 Billion — up 17%

Company Increases Full-Year 2005 Financial Guidance

SAN DIEGO, CA — March 2, 2005 — The Titan Corporation (NYSE: TTN), a leading national security solutions provider, today reported record quarterly revenues of $552 million for the fourth quarter of 2004, a 15% increase over revenues of $480 million for the fourth quarter of 2003.

For the full-year 2004, revenues totaled a record $2.05 billion, an increase of 17% over revenues of $1.76 billion for the full-year 2003.  Titan’s quarterly and full-year revenue growth was derived primarily from contracts related to homeland security/global war on terrorism programs, defense secure communications and intelligence systems, and government enterprise IT systems.

Titan reported that its backlog at December 31, 2004 totaled a record $6.2 billion compared with $5.2 billion at December 31, 2003.

Titan’s net income from continuing operations was $18.4 million, or $0.21 per diluted share(1), for the fourth quarter of 2004 compared with $1.1 million, or $0.01 per diluted share, for the fourth quarter of 2003.  Included in net income from continuing operations for the fourth quarter of 2004 was a charge of $5.1 million ($3.2 million, net of tax) related to ongoing costs of the Foreign Corrupt Practices Act (FCPA) government investigations.  Included in net income from continuing operations for the fourth quarter of 2003 was a charge of $4.5 million ($2.7 million, net of tax) for merger, investigation and settlement costs.

Titan reported net income of $9.3 million, or $0.11 per diluted share, for the fourth quarter of 2004 compared with net income of $1.1 million, or $0.01 per diluted share, for the fourth quarter of 2003.  Included in net income for the fourth quarter of 2004 was a loss from discontinued operations of $9.1 million, net of tax.

“Titan’s fourth quarter and full-year 2004 results are a testament to the underlying strength and resiliency of our company,” said Gene W. Ray, chairman, president and CEO.  “We achieved impressive revenue growth in a period of distractions for Titan.  Our win rate on $100 million-plus contracts — both new procurements and recompetes — was especially encouraging.  We believe that the following highlights indicate that Titan is continuing to solidify its position as a leader in providing a wide array of national security solutions to our U.S. Government customers:

•                  Bookings were approximately $740 million in the fourth quarter of 2004, with a total backlog of $6.2 billion as of December 31, 2004;

•                  Book-to-bill ratio was 1.3x for the fourth quarter of 2004 and 1.5x for the full-year 2004;

•                  In the fourth quarter of 2004, Titan won three of its four bids that each had a potential revenue value of $100 million-plus;

(1)   Titan’s GAAP net income from continuing operations of $18.4 million, or $0.21 per diluted share, for the fourth quarter of 2004 includes several significant and/or non-recurring items.  A presentation of the impact on income from continuing operations and the associated impact on EPS discussed throughout this release is included in a table, which appears at the end of this document.

•                  At December 31, 2004, Titan had submitted eight bids, which each had a potential revenue value of $100 million-plus, awaiting government decision.  We’ve started strong in 2005, winning all four of the $100 million-plus contracts that have been awarded thus far, leaving four such bids to be decided as of today.

Furthermore, during full year 2004 Titan won 13 out of 18 bids that each had a potential revenue value of $100 million-plus, which includes all six recompetes that we bid at that potential revenue threshold.”

Titan also highlighted in the following table major new contracts awarded to the company during the fourth quarter of 2004, which contributed to fourth quarter bookings, thereby providing future revenue visibility and growth opportunities:

	Contract Name	Ceiling Value(2)	Duration(3)

1	Naval Air Warfare Center Aircraft Division (NAWCAD)	$85 million	5 years
2	NAVSEA Shipbuilding Office	$1.05 billion	5 years
3	NAVAIR Systems Engineering Dept.	$109 million	5 years
4	NORAD/NORTHCOM	$170 million	5 years

(2) Ceiling Value is the maximum value of supplies and services that can be ordered by the customer during the entire contract term, including option periods, if applicable.

(3) Duration is the term of the base contract period, plus option periods.

Operating Overview

Year-over-year revenue growth for the fourth quarter of 2004 resulted principally from the continued ramp-up of existing large contracts and the initiation of new contracts, primarily with the U.S. military and intelligence communities, including:

•                  Titan’s linguist contract with the U.S. Army;

•                  U.S. Air Forces in Europe (USAFE) intelligence and operational support;

•                  National Security Agency (NSA) Enterprise Program Management (EPM) contract;

•                  The Enterprise Architecture and Decision Support contract with the NSA;

•                  Joint Deployable Intelligence Support System contract (JDISS) with the Office of Naval Intelligence.

Operating profit as a percentage of revenues was 6.4% for the fourth quarter of 2004 versus 3.9% for the fourth quarter of 2003.  Included in operating profit for the fourth quarter of 2004 and 2003 are merger, investigation and settlement costs of $5.1 million and $4.5 million, respectively. Operating profit as a percentage of revenues, before the aforementioned merger, investigation and settlement costs, was 7.3% for the fourth quarter of 2004 and 4.9% for the fourth quarter of 2003.

Net interest expense was $9.8 million for the fourth quarter of 2004.

Titan reported a loss on investments of $3.9 million in the fourth quarter of 2004, mostly attributable to the write-off of Titan’s remaining $3.5 million equity carrying value for Etenna Corp.  Due to lack of product acceptance and capitalization, Titan expects that Etenna and/or its technology will be sold at a value less than the threshold required for Titan to earn a return of capital.  The loss was capital in nature; accordingly, Titan was not able to provide a tax benefit for the loss in 2004.

The tax provision of $3.3 million represents an effective tax rate of approximately 15% for the fourth quarter. The provision for income taxes was reduced in the fourth quarter by $4.5 million due to net favorable adjustments to previously estimated tax liabilities.  The adjustments resulted primarily from the favorable resolution of tax contingencies pertaining to years 1999-2001. Titan expects an effective tax rate of 37% to 38% in the foreseeable future.

Discontinued Operations

In the fourth quarter of 2004, Titan recorded a charge of $7.6 million ($4.8 million, net of tax) related to increased estimated costs of Surebeam lease guarantees and sublease obligations and, to a lesser extent, costs associated with maintaining those facilities that have not yet been either subleased or assigned to other parties.

During the fourth quarter of 2004, the Datron World Communications business, which Titan discontinued in the second quarter of 2004, was sold for approximately $4.7 million, resulting in a loss of $2.0 million. Additionally, in the fourth quarter, Titan was notified it received an unfavorable judgment in its arbitration case related to a subcontractor on Titan Wireless’ contract in Benin, Africa.  Although Titan previously provided a reserve of $8.9 million related to this contingency, the judgment amount totaled $10.3 million at December 31, 2004.  The difference of $1.4 million ($0.9 million, net of tax) was recorded as an unrealized loss in the fourth quarter of 2004.

In February 2005, the Titan Scan Technologies services business, which Titan also discontinued in the second quarter of 2004, was sold for approximately $4.9 million. The sale of Titan Scan Technologies services business did not result in a material gain or loss.

Liquidity

Days sales outstanding (DSO) was 85 in the fourth quarter of 2004, up from 79 at September 30, 2004, and up from 72 at December 31, 2003.  The increase in DSO during the quarter was directly attributable to billing and payment cycles associated with the Army linguist contract.  We believe that we have addressed certain of these billings issues and that DSOs will begin to decline in the first quarter of 2005. Availability under Titan’s senior line of credit at December 31, 2004 was $115 million. Borrowings under Titan’s senior line of credit at December 31, 2004 decreased by $7 million from borrowings at the end of the third quarter of 2004.

Full-Year 2004 Results

For the full-year 2004, revenues totaled $2.05 billion, an increase of 17% over revenues of $1.76 billion for the full-year 2003.

Net income from continuing operations was $13.8 million, or $0.16 per diluted share, for the full-year 2004 compared with $31.9 million, or $0.37 per diluted share, for the full-year 2003.  Included in net income from continuing operations for the full-year 2004 was a charge of $59.9 million ($47.2 million, net of tax) related to ongoing merger, investigation and settlement costs, $15.5 million ($9.8 million, net of tax) in asset impairment charges, and $3.9 million (net of tax) loss on investments. Included in net income from continuing operations for the full-year 2003 was a charge of $5.2 million ($4.3 million, net of tax) related to merger, investigation and settlement costs, $15.8 million ($9.6 million, net of tax) in asset impairment charges, $12.4 million ($7.4 million, net of tax) of debt extinguishment costs, and $6.2 million (net of tax) loss on investments.

Net interest expense for the full-year 2004 was $36.9 million.

Titan reported a net loss of $38.4 million, or $(0.44) per share, for the full-year 2004 compared with net income of $29.1 million, or $0.34 per diluted share, for the full-year 2003.  Included in net income for the full-year 2004 was a loss from discontinued operations of $52.2 million, net of tax, compared to a loss of $2.8 million, net of tax, in the full-year 2003.

Increased Guidance for Full-Year 2005

Titan today issued updated financial guidance for the full-year 2005, which is summarized in the table below:

(In $ millions, except for earnings per share; all figures are in accordance with GAAP)

Fiscal Year 2005

Revenues	$2,300 to $2,375
Revenue growth rate	12 to 16%
Operating margin	7.9 to 8.5%
Net income from continuing operations	$86 to $95
EPS from continuing operations	$0.98 to $1.08
Fully diluted projected share count	88.0
Cash flow from continuing operations	$120 to $140 (4)

(4) Net cash flow from continuing operations guidance for 2005 reflects a payment of $28.5 million for the FCPA settlement, reached and paid on March 1, 2005, with the Department of Justice and the Securities and Exchange Commission.

“With many of the distractions now behind us, we’re confident that Titan will see continued top-line growth and enhanced profitability in 2005,” concluded Ray.

Conference Call Information

As previously announced, Titan management will host a conference call later today at 8:00 a.m. Pacific (11:00 a.m. Eastern). The conference call dial-in number is (800) 299-7635. International callers may dial (617) 786-2901. No access code is required. The call will also be webcast live via Titan’s website at www.titan.com.

An archive of the webcast will be available two hours following the conference call. A telephone replay of the call wi1l be available beginning at 1:00 p.m. (Eastern) on March 2, 2005 through

March 9, 2005 at 3:59 p.m. (Eastern) by dialing (888) 286-8010 (access code 72552881). International replay number is (617) 801-6888 (access code 72552881).

About Titan

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of more than $2 billion.

Certain statements contained in this news release that are not historical facts may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include, without limitation, the statements of Gene Ray, our financial guidance for full-year 2005, expectations and projections of revenue, including revenues expected to be realized from fourth-quarter contract wins, revenue growth rates, operating margins, net income from continuing operations, earnings per share from continuing operations, fully diluted projected share count, cash flow from continuing operations for 2005, our expectations regarding our future prospects, including the sustainability of our growth rate, increased operating margins and enhanced profitability, and our ability to win and execute the contracts resulting from pending bids outstanding, and other large contract opportunities.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include risks associated with the company’s dependence on continued funding of U.S. Department of Defense and federal civilian agency programs; contract termination or non-renewal risks; risks related to the uncertain outcome of pending class action and other litigation against us; and other risks described in Titan’s SEC filings, including Titan’s Annual Report of Form 10-K for the year ended December 31, 2003 and Titan’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  Titan undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release contains certain non-GAAP financial measures that we believe allow investors and analysts to measure, analyze and compare our financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is presented in the tables below and filed with the SEC, a copy of which will be available through the investor relations portion of our website.

[FINANCIAL TABLES FOLLOW]

THE TITAN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$551,574	$479,646	$2,046,525	$1,756,206

Costs and expenses:
Cost of revenues	464,505	397,092	1,729,963	1,464,708
Selling, general and administrative	42,999	40,071	155,082	153,610
Research and development	3,582	3,393	15,106	10,422
Merger, investigation and settlement costs	5,145	4,497	59,932	5,247
Asset impairments	—	15,757	15,495	15,757
Total costs and expenses	516,231	460,810	1,975,578	1,649,744
Operating profit	35,343	18,836	70,947	106,462
Interest expense - net	(9,820)	(8,518)	(36,926)	(32,163)
Debt extinguishment costs	—	—	—	(12,423)
Loss on investments	(3,867)	(6,154)	(3,867)	(6,154)
Net gain on sale of assets	—	—	563	—
Income from continuing operations before income taxes	21,656	4,164	30,717	55,722
Income tax provision	3,273	3,057	16,953	23,813
Income from continuing operations	18,383	1,107	13,764	31,909
Loss from discontinued operations, net of tax benefit	(9,090)	(52)	(52,161)	(2,812)
Net income (loss)	9,293	1,055	(38,397)	29,097
Dividend requirements on preferred stock	—	(172)	(190)	(688)
Net income (loss) applicable to common stock	$9,293	$883	$(38,587)	$28,409

Basic earnings (loss) per share:
Income from continuing operations	$0.22	$0.01	$0.16	$0.39
Loss from discontinued operations, net of tax benefit	(0.11)	(0.00)	(0.62)	(0.03)
Net income (loss)	$0.11	$0.01	$(0.46)	$0.36

Weighted average shares	84,451	84,590	83,902	79,957

Diluted earnings (loss) per share:
Income from continuing operations	$0.21	$0.01	$0.16	$0.37
Loss from discontinued operations, net of tax benefit	(0.10)	(0.00)	(0.60)	(0.03)
Net income (loss)	$0.11	$0.01	$(0.44)	$0.34

Weighted average shares	87,072	86,230	86,962	83,398

—more—

THE TITAN CORPORATION

SELECTED BALANCE SHEET DATA (Unaudited)

(in thousands)

	As of	As of
	12/31/04	12/31/03

Cash and cash equivalents	$16,672	$26,974

Accounts receivable - net	515,386	381,265

Inventories	21,336	21,430

Current portion of amounts outstanding under line of credit	3,500	3,500

Long-term portion of amounts outstanding under line of credit	352,750	341,250

Subordinated Debentures	200,000	200,000

Stockholders’ equity	348,080	371,409

—more—

Impact on GAAP Income from Continuing Operations and Earnings per Share from Significant and/or Non-Recurring Items

For the Fourth Quarter Ended December 31, 2004

(in thousands, except per share data)

	Profit & Loss Item		Diluted Shares	Earnings (Loss) Per Share

GAAP income from continuing operations, as reported	$18,383		87,072	$0.211

Add: Loss on investments	3,867	(1)	—	0.044

Add: Merger, investigation and settlement costs	3,241	(2)	—	0.037

Less: Net change in income tax reserves	(3,240	)(3)	—	(0.037)

Less: True-up of current and prior year tax accruals to actual effective rates	(2,824)		—	(0.032)

Adusted non-GAAP income from continuing operations	$19,427		87,072	$0.223

(1)   Reflects write-off of investment in Etenna and write-down of another investment for which there was no income tax benefit

(2)   Reflects investigation costs of $5.1 million ($3.2 million, net of 37% effective income tax benefit)

(3)   Reflects approximately $4.5 million of reversal of income tax reserves due to resolution of tax contingencies, offset by a reduction of $1.3 million of net operating losses pursuant to the FCPA settlement.

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